Press Release

April 3, 2018	FOR IMMEDIATE RELEASE
CTS Announces Appointment of Alfonso G. Zulueta, President of Lilly International, to its Board of Directors

Lisle, Ill. - CTS Corporation (NYSE: CTS) today announced that Alfonso G. Zulueta, President of Lilly International and Senior Vice President of Eli Lilly and Company, has been appointed to its board of directors, effective April 2, 2018.
Mr. Zulueta is a member of Lilly’s Executive Committee and is responsible for commercial operations for the company's human pharmaceutical products in all markets outside of the U.S., Canada, China, and Japan. Over his 30-year career with Lilly, Mr. Zulueta held key senior positions including president of global oncology and critical care products, president of Asia and president of the Emerging Markets business unit, and has contributed to both product and operational growth of the company internationally.
Mr. Zulueta holds a bachelor’s degree in economics from De La Salle University in the Philippines and an MBA from the University of Virginia. He currently serves as a director on the board of the European Federation of Pharmaceutical Industries and Associations.
CTS’ Chairman and CEO, Kieran O’Sullivan, stated “CTS is delighted that Alfonso has joined our board. His broad international experience and deep knowledge of pharmaceutical and medical markets will be extremely helpful as we continue to focus on growth.”
About CTS
CTS (NYSE: CTS) is a leading designer and manufacturer of products that Sense, Connect, and Move. The company manufactures sensors, actuators, and electronic components in North America, Europe, and Asia. CTS provides solutions to OEMs in the aerospace, communications, defense, industrial, information technology, medical, and transportation markets.
For more information, visit www.ctscorp.com.

Contact
Ashish Agrawal
Vice President and Chief Financial Officer

CTS Corporation
4925 Indiana Avenue
Lisle, IL 60532
USA

Telephone: +1 (630) 577-8800
E-mail: ashish.agrawal@ctscorp.com